Exhibit 99.1

Nobel Learning Communities, Inc. Reports Improved Second Quarter Results

Earnings in the Quarter up 82% From Year Ago Quarter on Strength of Comparable School Revenue and Margin Improvement

WEST CHESTER, PA--(Marketwire - February 10, 2011) - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported financial results for the second quarter (thirteen weeks) of fiscal 2011, which ended January 1, 2011.

Net income for the second quarter was $1.9 million, or $0.17 per diluted share, reflecting increases of 82% and 70%, respectively, compared to $1.0 million, or $0.10 per diluted share, for the second quarter of fiscal 2010. Second quarter revenues rose 3.3% to $60.6 million compared to $58.6 million in the second quarter of fiscal 2010. Adjusted EBITDA in the second quarter of fiscal 2011 was $6.3 million compared to $5.7 million in the comparable year ago quarter. On a trailing 12 month basis, adjusted EBITDA increased to $16.9 million.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "Results in the second quarter were driven by continued improvement in comparable school performance. For the first time in over two-and-a-half years, we achieved an increase in net enrollments, primarily attributable to a continued reduction in student withdrawals. This success clearly indicates that our strategy to continue to invest in our educational programs to strengthen our value proposition despite the recession is working, helping us progressively retain more and more students. For the quarter, comparable school revenue rose 3.1%, our fifth consecutive quarter of improved comparable school revenue results. Comparable school margins in the quarter widened substantially and generated a significant improvement in operating leverage. Additionally, we recently amicably settled the Department of Justice, Americans with Disabilities Act suit."

For the second quarter of fiscal 2011 as compared to the second quarter of fiscal 2010, comparable school revenue was up 3.1%, representing a 360 basis point sequential improvement from a negative 0.5% in the first fiscal quarter of fiscal 2011 as compared to the first quarter of fiscal 2010. School gross profit for the second quarter of fiscal 2011 was $10.1 million, up 19.9% from $8.4 million in the second quarter of fiscal 2010. School gross margins in the quarter were 16.7%, a 230 basis point improvement from 14.4% in the same quarter a year ago, primarily due to a 270 basis point improvement in comparable school gross margins. Aggressive expense management more appropriately aligned operating costs in the quarter with enrollment levels when compared to our first quarter results. General and administrative expenses in the second quarter of the current year were $6.7 million, up 14.8% compared to a year ago due to an increase in compensation accruals and expenses associated with the Department of Justice suit, including the previously disclosed $215,000 settlement accrual.

As of the end of the second quarter, the Company had over $50 million of its $75 million borrowing facility available. The facility is committed through June 2013.

Six Month Results

For the first six months of fiscal 2011, revenues increased 3.3% to $112.8 million on a 1.0% increase in comparable school revenue. Net loss for the first six months of 2011 was $598,000, or ($0.06) per share, compared to a net loss of $413,000, or ($0.04) per share a year ago.

Mr. Bernstein concluded, "Since bottoming at minus 5.8% in the September 2009 quarter, comparable school revenue growth steadily improved to positive 3.1% in the second quarter. We believe this performance exceeds the improvement in key unemployment rates that have historically been an important determinant of market growth. While the economy has slowed some of our new development and acquisition activity, recent enrollment trends have encouraged us to devote additional resources to pursue these growth channels as a means to enhance and better leverage our core curriculum and infrastructure. Our continued success is a welcome endorsement of our strategy, our emphasis on providing students with a high-quality, 21st century education and our ability to improve educational outcomes and prepare our students for the challenges of a global community."

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Pre-K and K+ schools and a global K-12 online distance learning community. All Nobel Learning schools are dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock.. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

NLCI-G

NLCI-F

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Twenty-Six Weeks Ended January 1, 2011 and December 26, 2009
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009

Revenues	$60,552	$58,593	$112,782	$109,216
Gross profit	10,090	8,417	12,498	11,562
General and administrative expenses	6,703	5,841	12,666	10,729
Operating income (loss)	3,387	2,576	(168)	833
Interest expense	351	315	768	582
Other income	(4)	(7)	(9)	(15)
Income from continuing operations before income taxes	3,040	2,268	(927)	266
Income tax expense (benefit)	1,113	873	(489)	102
Income (loss) from continuing operations	1,927	1,395	(438)	164
Loss from discontinued operations, net of income tax effect	(74)	(377)	(160)	(577)
Net income (loss )	$1,853	$1,018	$(598)	$(413)

Weighted average common shares outstanding:
Basic	10,588	10,528	10,570	10,513
Diluted	10,616	10,617	n.m.	n.m.

Income (loss) from continuing operations	$0.18	$0.13	$(0.04)	$0.02
Loss from discontinued operations	(0.01)	(0.04)	(0.02)	(0.05)
Net income (loss) per basic common shares outstanding	$0.18	$0.10	$(0.06)	$(0.04)

Income from continuing operations	$0.18	$0.13	n.m.	n.m.
Loss from discontinued operations	(0.01)	(0.04)	n.m.	n.m.
Net income per diluted common shares outstanding	$0.17	$0.10	n.m.	n.m.

Reconciliation of Non-GAAP Financial Measures

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009

Net Income	$1,853	$1,018	$(598)	$(413)
Interest expense	351	315	768	582
Tax expense (benefit)	1,113	873	(489)	102
Depreciation and amortization expense	2,231	2,667	4,738	4,967
EBITDA	$5,548	$4,873	$4,419	$5,238
Net loss from discontinued operations, net of depreciation	74	363	160	552
Stock compensation expense	238	270	526	575
DOJ litigation costs	406	157	681	315
Non-capitalizable transaction costs from acquisitions	34	47	69	175
Adjusted EBITDA	$6,300	$5,710	$5,855	$6,855

	Trailing Twelve Months

Net Income	$1,687
Interest expense	1,757
Tax expense	858
Depreciation and amortization expense	9,765
EBITDA	$14,067
Net loss from discontinued operations, net of depreciation	417
Stock compensation expense	1,057
DOJ litigation costs	1,325
Non-capitalizable transaction costs from acquisitions	69
Adjusted EBITDA	$16,935

	As of
Selected Balance Sheet data:	January 1, 2011	July 3, 2010

Cash and cash equivalents	$296	$1,606
Property and equipment, net	29,024	29,044
Goodwill and intangible assets, net	90,248	91,337
Deferred revenue	16,464	15,756
Total debt	21,800	21,500
Stockholder's equity	$71,891	$71,980

Number of schools	184	184

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000